Pricing Supplement No. 015                 Filing under Rule 424(b)(2)
   Dated March 27, 1997                        Registration No. 333-22347

   (To Prospectus dated March 18, 1997, supplemented by Prospectus Supplement dated March 21, 1997)

                                $300,000,000
                        NIPSCO CAPITAL MARKETS, INC.
                              Medium-Term Notes
                 Due Nine Months or More From Date of Issue
                            ____________________

               Entitled to the benefit of a Support Agreement
           Providing for the Payment of Principal and Interest by
                           NIPSCO Industries, Inc.
                            ____________________

     Principal Amount:                $2,000,000                   Interest Payment Date(s):         March 15, and
                                                                                                     September 15

     Trade Date:                      March 26, 1997
                                                                   Specified Currency:               U.S. Dollars
     Original Issue Date:             April 1, 1997
                                                                   Selling Agent's Commission:       $15,000
     Interest Rate:                   7.93 %
                                                                   Net Proceeds to the Company:      $1,985,000
     Stated Maturity Date:            April 03, 2017

     Form :   XX  Book Entry    ___ Certified
             ---

   The Medium-Term Note described in this Pricing Supplement is being sold through Merrill Lynch & Co., as Agent.

   Prior to the date of this Pricing Supplement, $128,000,000 Medium-Term
   Notes have been sold.   Concurrently herewith, the company is also
   selling (1) $15,000,000 aggregate principal amount of Medium-Term Notes with a Stated Maturity Date of April 2, 2007 and bearing an interest rate of 7.5% at the initial price to the public equal to 100% of par, less a fee to Morgan Stanley & Co. Incorporated, as Agent, equal to 0.625%; (2) $10,000,000 aggregate principal amount of Medium-Term Notes with a Stated Maturity Date of April 2, 2007 and bearing an interest rate of 7.49% at the initial price to the public equal to 100% of par, less a fee to Morgan Stanley & Co. Incorporated, as Agent, equal to 0.625%; (3) $30,000,000 aggregate principal amount of Medium-Term Notes with a Stated maturity Date of April 2, 2004 and bearing an interest rate of 7.4% at the initial price to the public equal to 100% of par, less a fee to Merrill Lynch & Co., as Agent, equal to 0.6%; and (4) $1,000,000 aggregate principal amount of Medium-Term Notes with a Stated Maturity Date of April 3, 2017 and bearing an interest rate of 7.94% at the initial price to the public equal to 100% of par, less a fee to Merrill Lynch & Co., as Agent, equal to 0.75%.

   Goldman, Sachs & Co.


                            Merrill Lynch & Co.
                                                     Morgan Stanley & Co.
                                                     Incorporated